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                                                                     EXHIBIT 4.5

                            FIRST AMENDMENT TO THE
                           USFREIGHTWAYS CORPORATION
                 AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN


         The USFreightways Corporation Long-Term Incentive Plan, as amended and restated, shall be amended, effective March 8, 2001, as follows:

1. The first paragraph of Section 3 ("Shares Subject to the Plan") shall be amended to read as follows:

         The aggregate number of Shares as to which Awards may be granted from time to time shall be 3,350,000 Shares of which no more than 130,000 Shares shall be available for Awards of Restricted Stock and Performance Awards combined (subject in each case to adjustments for stock splits, stock dividends, and other adjustments described in
         Section 17 hereof). Subject to the limitation set forth in the preceding sentence, the 400,000 Shares that became available under the Plan by Plan amendment effective March 8, 2001 shall only be available for the grant of Awards in the form of Options or Restricted Stock. In accordance with Code Section 162(m), if applicable, the aggregate number of Shares as to which Awards may be granted in any one calendar year to any one employee shall not exceed five hundred thousand (500,000) Shares (subject to adjustment for stock splits, stock dividends, and other adjustments described in Section 17 hereof).

         All other provisions of Section 3 shall continue in effect.

2.   Section 7(c) of the Incentive Plan shall be amended to read as follows:

         Each Incentive Option shall terminate not more than ten (10) years from the date of the grant thereof, or such earlier time as the Award Agreement may provide, and shall be subject to earlier termination as herein provided, except that if the Option price is required under
         Section 7(a) to be at least one hundred ten percent (110%) of Fair Market Value, each such Incentive Option shall terminate not more than five (5) years from the date of the grant thereof, and shall be subject to earlier termination as herein provided. The Committee shall determine the time at which a Nonstatutory Option shall terminate; provided, however, that such termination date shall not be more than ten (10) years from the date of the grant thereof.

         IN WITNESS WHEREOF, the First Amendment is executed this 8th day of March, 2001.


                                    USFreightways Corporation


                                    By:  /s/ Samuel K. Skinner
                                         --------------------------------------
                                    Its: President and Chief Executive Officer